Exhibit (a)(1)

IMAGE SENSING SYSTEMS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK FOR NEW STOCK OPTION GRANTS

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

ON JUNE 22, 2009 AT 9:00 P.M., CENTRAL TIME,

UNLESS THE OFFER IS EXTENDED

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Image Sensing Systems, Inc., sometimes referred to as ISS, is offering to its non-executive employees, including employees of its subsidiaries, the right to exchange unexercised options to purchase shares of its common stock that were granted to them in 2007 and 2008 under the Image Sensing Systems, Inc. 2005 Stock Incentive Plan, as amended (the “2005 Plan”), for new stock options to purchase the same number of shares with a new exercise price. In addition, Kenneth R. Aubrey, our President and Chief Executive Officer, and Gregory R. L. Smith, our Chief Financial Officer, will be eligible to exchange the options that ISS granted to them in 2007 under the 2005 Plan for new options to purchase the same number of shares with a new exercise price. The non-executive employees, including employees of our subsidiaries, who were granted options in 2007 and 2008 and Mr. Aubrey and Mr. Smith are referred to as the “eligible employees.” The outstanding unexercised options ISS granted to the non-executive employees in 2007 and 2008 and to Mr. Aubrey and Mr. Smith in 2007 are referred to as the “eligible options,” and the options to be issued under the 2005 Plan that the eligible employees may receive in exchange for their eligible options are referred to as the “new options.” ISS’ offer to exchange eligible options for new options is referred to as the “option exchange program.” Non-employee members of our Board of Directors are not eligible to participate in this option exchange program.

At our 2009 Annual Meeting of Shareholders held on May 20, 2009, our shareholders approved this option exchange program. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying election to participate.

•	Under this option exchange program, each eligible option selected by an eligible employee will be exchanged for a new option to purchase the same number of shares of common stock.

•	The eligible options will be cancelled and the new options will be granted on a date (the “new grant date”) that is expected to be on or about June 22, 2009.

•	Each new option will have a per share exercise price equal to the greater of $9.00 or the closing sales price of our common stock on the new grant date.

•	All new options will have a term of six years.

•	All new options will vest as to 25% of the shares subject to the new option on each of January 2, 2010, 2011, 2012 and 2013, so long as the eligible employee is an employee of ISS.

The offer expires on June 22, 2009 at 9:00 p.m., Central Time, unless the offer is extended. The period beginning on May 22, 2009 and ending upon expiration of the offer is referred to as the “election period.” This option exchange program is not conditioned upon a minimum number of eligible options being surrendered for exchange. An eligible employee must elect to cancel and exchange an entire eligible option grant and cannot elect to cancel and exchange only a portion of an eligible option grant.

The terms of this option exchange program are described in greater detail in this offer to exchange. We urge you to read it and the related documents carefully and in their entirety. This option exchange program is subject to the terms and conditions described in these documents.

If you choose not to exchange your eligible options, then your eligible options will remain outstanding, and they will retain their current exercise price, vesting schedule and expiration term.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OPTION EXCHANGE PROGRAM, NEITHER ISS NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS. THIS OFFER DOES NOT CONSTITUTE INVESTMENT ADVICE, NOR SHOULD IT BE CONSTRUED AS SUCH. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR OPTIONS.

Shares of our common stock are quoted on The NASDAQ Capital Market under the symbol “ISNS.” On May 21, 2009, the closing sales price of our common stock as reported on The NASDAQ Capital Market was $9.00 per share. WE ENCOURAGE YOU TO MONITOR MARKET QUOTATIONS FOR OUR COMMON STOCK DURING THE ELECTION PERIOD TO DETERMINE IF YOU WANT TO PARTICIPATE IN THIS OPTION EXCHANGE PROGRAM OR WITHDRAW YOUR ELECTION TO PARTICIPATE.

YOU SHOULD DIRECT QUESTIONS ABOUT THIS OPTION EXCHANGE PROGRAM OR REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO EXCHANGE OR THE ELECTION TO PARTICIPATE TO GREGORY R. L. SMITH, CHIEF FINANCIAL OFFICER, BY EMAIL AT OPTIONEXCHANGE@IMAGESENSING.COM.

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SUMMARY

This section answers some of the questions that you may have about this option exchange program. However, it is only a summary, and you should carefully read the remainder of this offer to exchange and the accompanying election to participate form because the information in this summary is not complete and because there is additional important information in the remainder of this offer to exchange and the election to participate form.

GENERAL QUESTIONS ABOUT THIS OPTION EXCHANGE PROGRAM

1.	WHAT IS A STOCK OPTION?

A stock option is the right to purchase shares of stock at a particular price, regardless of the actual market price of the stock at the time the option is exercised. Typically, the specified purchase, or “exercise,” price is the market price of a share of our common stock on the date the option is granted. Due to stock price fluctuations after a stock option is granted, at any given time after the grant of the option, the prevailing market price of the stock may be greater than, equal to or less than the exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an “in-the-money” option), the option holder receives value from exercising the option because he or she is able to buy the stock subject to the option at less than its prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or an “underwater” option) generally would not exercise the stock option. The eligible options that may be exchanged under this option exchange program currently are “out-of-the-money” because eligible options have an exercise price ranging from $12.37 to $17.50 per share, and the closing sales price of a share of our common stock on May 21, 2009 was $9.00.

2.	WHAT IS THIS OPTION EXCHANGE PROGRAM?

We are offering to our eligible employees the right to exchange their eligible option grants to purchase shares of our common stock that they currently hold for new option grants to purchase the same number of shares. The exercise price of the new options will be the greater of $9.00 or the closing sales price of our common stock on the new grant date. The new grant date will be the date of a meeting of the Compensation and Stock Option Committee of our Board of Directors. We currently anticipate that the new grant date will be on or about June 22, 2009, unless this offer is extended.

3.	WHY IS ISS IMPLEMENTING THIS OPTION EXCHANGE PROGRAM?

We believe that an effective and competitive employee incentive program is imperative for the success of our business. We rely on our experienced and productive employees and their efforts to help us achieve our business objectives. Historically, our compensation philosophy has been focused on attracting, retaining and motivating employees using an appropriate mix and various levels of base salary, annual cash incentives, stock option grants and other benefits. Our grants of stock options are designed to align a significant portion of the compensation program for executives and other employees with the long-term interests of our shareholders. At ISS, stock options constitute a key component of our incentive and retention programs because the Board and the Compensation and Stock Option Committee believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Due to the significant decline of our stock price since approximately mid-2008, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. On May 21, 2009, the closing sales price of our common stock as reported on The NASDAQ Capital Market was $9.00, and the weighted average exercise price of all outstanding options held by our employees was $12.06. As a result, we believe that for many employees, these options may not be as effective at providing the incentives and retention value that our Board and the Compensation and Stock Option Committee believe is necessary to motivate and retain our employees.

4.	WHO IS ELIGIBLE TO PARTICIPATE?

This option exchange program will be open to our non-executive employees who are employees of Image Sensing Systems at the time this option exchange program is implemented and who then hold outstanding unexercised underwater options that were granted to them in 2007 and 2008 and to Mr. Aubrey and Mr. Smith in 2007. As of April 30, 2009, 14 eligible employees would have been eligible to participate in this option exchange program. See Section 1 (NEW OPTIONS; EXPIRATION DATE).

5.	ARE EMPLOYEES LOCATED OUTSIDE OF THE UNITED STATES ELIGIBLE TO PARTICIPATE?

Generally, yes. Eligible employees located outside of the United States may participate in this option exchange program. Please be sure to read Section 14 (MATERIAL INCOME TAX CONSEQUENCES AND CERTAIN OTHER CONSIDERATIONS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES) and Appendix A, both of which discuss terms of the offer that are specific to eligible employees outside the United States.

6.	WHAT ARE THE ELIGIBLE OPTIONS WE ARE OFFERING TO EXCHANGE?

The eligible options that may be exchanged under this option exchange program will be only the outstanding unexercised stock options granted to non-executive eligible employees in 2007 and 2008 and to Mr. Aubrey and Mr. Smith in 2007 that are underwater at the time the exchange program is implemented. As of April 30, 2009, this would have constituted options to purchase a total of 172,500 shares.

7.	WHY CAN’T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?

Because of the number of options currently outstanding, a grant of additional options to all ISS employees holding out-of-the-money options could significantly dilute our current and future shareholders and could potentially have a negative impact on our outstanding shares and earnings per share. In addition, it would reduce the number of shares available under the 2005 Plan for the grant of options and other awards in the future.

8.	IN BRIEF, WHAT WILL BE THE SEQUENCE OF EVENTS IF I DECIDE TO PARTICIPATE IN THIS OPTION EXCHANGE PROGRAM?

Exchange Election Period	You may elect to participate in this option exchange program during this time	May 22, 2009 through June 22, 2009, unless the offer is extended or terminated

ALL ELECTIONS MUST BE RECEIVED BY 9:00 P.M. CENTRAL TIME ON JUNE 22, 2009

Cancellation Date/New Grant Date	All eligible options you elect to include in this option exchange program are cancelled, and this is the date new options are granted to replace the eligible options you elect to have cancelled	Anticipated to be on or about June 22, 2009, unless the offer is extended or terminated

9.	WHAT DO I NEED TO DO TO PARTICIPATE IN THIS OPTION EXCHANGE PROGRAM?

To participate in this option exchange program, you must make a voluntary election to cancel some or all of your outstanding eligible options in exchange for new options to be granted on the new grant date. Your election will become irrevocable at 9:00 p.m., Central Time, on June 22, 2009. To make this voluntary election, you must complete the election to participate that is attached at the end of this offer to exchange, sign it, and ensure that Gregory R. L. Smith receives it no later than 9:00 p.m., Central Time, on June 22, 2009. You can return your election to participate to Mr. Smith in person, via interoffice mail, by fax to (651) 603-7765, by e-mail (via PDF or similar imaged document file) to optionexchange@imagesensing.com, or by mail to Image Sensing Systems, Inc., 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, MN 55104, Attn:  Gregory R. L. Smith, Chief Financial Officer.

Gregory R. L. Smith will send you a confirmation by e-mail promptly after receipt of your election to participate.

10.	WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THIS OPTION EXCHANGE PROGRAM?

The deadline to elect to participate in this option exchange program is 9:00 p.m., Central Time, on June 22, 2009, unless we extend it. We may, in our sole discretion, extend the deadline to participate in this option exchange program at any time, but we cannot assure you that this option exchange program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in this option exchange program, we will make an announcement of the extension no later than 9:00 a.m., Central Time, on the next business day after the previously scheduled expiration date. If we extend the deadline, you must deliver these documents before the extended expiration date.

We reserve the right to reject any or all eligible options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those eligible options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend this option exchange program, we currently expect that we will accept all such eligible options within seven calendar days after the expiration of the deadline to elect to participate in this option exchange program. If we waive a condition for any eligible option or eligible employee, we will also waive that condition for all other eligible options and eligible employees. We must satisfy or waive all conditions before the expiration of the offer.

11.	WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

If your election is not received by Gregory R. L. Smith by the deadline, you will retain your eligible options and will not participate in this option exchange program. Your eligible options will remain unchanged with their original exercise price and original terms.

12.	HOW DO I WITHDRAW FROM THIS OPTION EXCHANGE PROGRAM AFTER I HAVE SUBMITTED AN ELECTION TO PARTICIPATE?

You may withdraw your election to participate in this option exchange program at any time before 9:00 p.m., Central Time, on June 22, 2009. If we extend the time during which you may elect to participate in this option exchange program, you have the right to withdraw your eligible options at any time until the extended period expires. Notwithstanding the above, if we do not accept your eligible options for participation in this option exchange program before July 20, 2009, which is the 40th United States business day after the commencement of this option exchange program, you may withdraw your eligible options at any time after 12:01 a.m., Eastern Time, on July 20, 2009.

To withdraw an election to exchange eligible options, you must deliver to Gregory R. L. Smith, our Chief Financial Officer, a completed notice of withdrawal in the form accompanying this offer to exchange with the required information before 9:00 p.m., Central Time, on June 22, 2009. The notice of withdrawal may be delivered in the same manner described in the answer to Question 9. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline. Once you have withdrawn eligible options from this option exchange program, you may re-elect to exchange eligible options by again following the election procedure described in the answer to Question 9.

13.	WHEN AM I ELIGIBLE TO RECEIVE FUTURE GRANTS OF OPTIONS?

Participants in this option exchange program will be eligible for future stock option grants (in addition to new options) at any time as may be determined by the Compensation and Stock Option Committee of our Board of Directors.

14.	ARE THERE ANY TAX CONSEQUENCES TO MY PARTICIPATION IN THIS OPTION EXCHANGE PROGRAM?

If you participate in this option exchange program and are a citizen or resident of the United States, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange. With regard to the new options, the tax aspects of such options will be the same as any other option grant. Those consequences are described in Section 13 of this offer to exchange. If you do not participate in this option exchange program, we do not believe that any of the terms of your eligible stock options will change.

If you are a tax resident of a country other than the United States, the tax consequences of participating in this option exchange program may be different for you. Please be sure to read Section 14 (MATERIAL INCOME TAX CONSEQUENCES AND CERTAIN OTHER CONSIDERATIONS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES) of this offer to exchange and Appendix A, which describe the potential tax consequences in the country in which you are subject to tax.

YOU SHOULD CONSULT YOUR OWN TAX AND FINANCIAL ADVISOR WITH RESPECT TO THE FOREIGN, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OPTION EXCHANGE PROGRAM IN YOUR PARTICULAR CIRCUMSTANCES. Although ISS believes that the description of the tax consequences in Appendix A is correct, ISS is not responsible for determining the tax consequences of this option exchange program for eligible employees. In addition, ISS will not be responsible for any tax liabilities of or exposure to eligible employees.

15.	HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THIS OPTION EXCHANGE PROGRAM?

The decision to participate in this option exchange program will be each individual eligible employee’s personal decision, and it will depend largely on each eligible employee’s assumptions about the future overall economic environment, the performance of the overall stock market and companies in our sector and our own business and stock price. It will also depend on the exercise price, vesting status and remaining term of your current eligible options.

16.	WHAT DO ISS AND ITS BOARD OF DIRECTORS THINK OF THIS OPTION EXCHANGE PROGRAM?

Our Board of Directors approved this option exchange program, but neither ISS nor our Board of Directors makes any recommendation as to whether you should participate in this option exchange program. Non-employee Directors are not eligible to participate in this option exchange program.

17.	WHAT IF MY EMPLOYMENT AT ISS ENDS BETWEEN THE START DATE OF THIS OFFER TO EXCHANGE AND THE NEW GRANT DATE?

If your employment with ISS is terminated by you or by ISS voluntarily, involuntarily or for any reason or no reason before your new options are granted, you WILL NOT have a right to the grant of new options that would have otherwise been awarded on the new grant date. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF ISS ON THE NEW GRANT DATE, YOU WILL NOT RECEIVE NEW OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. In such case, your tender will automatically be deemed withdrawn, and you will not participate in this option exchange program. You will retain your eligible options in accordance with their current terms and conditions, and you may be able to exercise them during a limited period of time after your termination of employment in accordance with their terms to the extent that they are vested. If you are currently considered an “at-will” employee, this offer does not change that status, and your employment may be terminated by us or by you at any time, including before the date the offer expires, for any reason, with or without cause.

18.	WHAT IS THE EFFECT OF THIS OPTION EXCHANGE PROGRAM ON OUR SHAREHOLDERS?

We are unable to predict the precise impact of this option exchange program on our shareholders because we are unable to predict how many or which eligible employees will exchange their eligible options. If all eligible employees exchange all of their eligible options that they held as of April 30, 2009, eligible options to purchase 172,500 shares would be surrendered and cancelled, and new options to purchase 172,500 shares would be granted.

19.	WHAT IS THE EFFECT OF THIS OPTION EXCHANGE PROGRAM ON THE 2005 PLAN?

Under our 2005 Plan, 420,000 shares of common stock are authorized for issuance. The stock exchange program should have no effect on number of shares available for grant under the 2005 Plan because the number of shares subject to new options will be the same as the number of shares subject to the eligible options. Also, the shares subject to eligible options exchanged for new options will become authorized and unissued shares that are reserved for the grant of future awards under the 2005 Plan.

20.	WHAT IF ISS IS ACQUIRED BY ANOTHER COMPANY?

If before the expiration of the offer, we merge or consolidate with or are acquired by another entity, or if we announce such a planned merger, consolidation or acquisition, you may choose to withdraw any eligible options that you have tendered for exchange, and your eligible options will be treated in accordance with the 2005 Plan and your option agreement(s). Also, if ISS is acquired before the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement(s), and you will receive no new options in exchange for them. If ISS is acquired or such an announcement is made before the expiration of the offer but ISS does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the exercise price or number of shares that will be subject to the new options.

If ISS is acquired by or merges with another company, your eligible options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their eligible options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees, including eligible employees, before the completion of this option exchange program. Termination of your employment for this or any other reason before the new grant date means that the tender of your eligible options will not be accepted, you will keep your eligible options in accordance with their original terms, and you will not receive any new options.

If we are acquired after your eligible options have been accepted, cancelled and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement, the 2005 Plan and your new stock option agreement. See Section 9 (INFORMATION CONCERNING ISS; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION).

We reserve the right to take any action, including entering into an asset purchase, stock purchase, merger or similar transaction, that our Board of Directors believes is in the best interests of ISS and our shareholders.

SPECIFIC QUESTIONS ABOUT THE ELIGIBLE OPTIONS

21.	WHICH OPTIONS CAN BE EXCHANGED?

The eligible options that may be exchanged under this option exchange program will be only the outstanding stock options granted to non-executive eligible employees in 2007 and 2008 and to Mr. Aubrey and Mr. Smith in 2007 that are underwater at the time the exchange program is implemented. As of April 30, 2009, this would have constituted options to purchase a total of 172,500 shares. See Question 23 below for certain limitations on the eligible options that may be exchanged.

22.	CAN I EXCHANGE EITHER VESTED OR UNVESTED ELIGIBLE OPTIONS?

Yes. You may exchange any or all of your outstanding unexercised eligible options, whether or not they are vested. However, see Question 23 below for certain limitations on the eligible options that may be exchanged.

23.	DO I HAVE TO EXCHANGE AN ENTIRE OPTION GRANT OR CAN I DECIDE TO EXCHANGE ONLY PART OF AN OPTION GRANT?

You may choose to exchange one unexercised eligible option grant in its entirety and not exchange another eligible option grant. However, you may not exchange only part of a particular outstanding unexercised option grant. Eligible options are distinguished from each other by grant date. By way of example, if you have an unexercised option for 1,000 shares granted in April 2007 and another for 450 shares granted in February 2008, you could elect to exchange both, either or neither of these grants. However, you could not elect to exchange only 500 shares of the April 2007 grant, or elect any other partial exchange of either option grant.

24.	CAN I EXCHANGE OPTIONS THAT I HAVE ALREADY COMPLETELY EXERCISED OR THAT HAVE EXPIRED UNEXERCISED?

No. If you exercised an option in its entirety that would otherwise have been an eligible option, or if such an option expired unexercised, that option is no longer considered outstanding and is therefore not an eligible option for exchange under this option exchange program.

25.	CAN I EXCHANGE OPTION GRANTS THAT I HAVE PARTLY EXERCISED, BUT THAT STILL HAVE SOME UNEXERCISED SHARES REMAINING?

Yes. If you previously exercised an eligible option grant in part, the remaining unexercised portion of that eligible option grant that is outstanding may be exchanged under this option exchange program.

26.	IF I CHOOSE TO PARTICIPATE IN THIS OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY ELIGIBLE OPTIONS THAT WILL BE EXCHANGED?

If you elect to participate in this option exchange program, then it is anticipated that on or about June 22, 2009, unless the offer is extended, we will cancel all of your outstanding eligible options that you have elected to exchange and grant you new options.

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

27.	WHEN WILL ISS GRANT THE NEW OPTIONS?

We will grant the new options on the new grant date, which is expected to be the date of a meeting of the Compensation and Stock Option Committee of our Board of Directors held as soon as practicable after the offer expiration date. We anticipate that this will be on or about June 22, 2009. The date will be determined in the sole discretion of the Compensation and Stock Option Committee of our Board of Directors.

28.	HOW MANY NEW OPTION SHARES WILL I RECEIVE?

Employees who participate in this option exchange program will receive a new option on the new grant date in exchange for each cancelled eligible option. The number of shares of common stock covered by each new option will be the same as the number of shares covered by the exchanged eligible option. For example, if you decide to exchange an eligible option to purchase 1,000 shares in this option exchange program, you will receive a new option to purchase 1,000 shares. Each new option will be granted under the 2005 Plan pursuant to a new stock option agreement.

29.	WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

The exercise price of the new options will be the greater of $9.00 or the closing sales price of our common stock as reported on The NASDAQ Capital Market on the new grant date.

30.	IF THE EXERCISE PRICE OF THE NEW OPTIONS IS HIGHER THAN THE EXERCISE PRICE OF MY CANCELLED ELIGIBLE OPTIONS, CAN I REVERT TO MY ORIGINAL GRANT WITH ITS ORIGINAL EXERCISE PRICE?

No. Once the election period has ended, it is not possible to withdraw your election to exchange eligible options. BECAUSE THE MARKET PRICE OF OUR STOCK IS VOLATILE, IT IS POSSIBLE THAT THE NEW OPTIONS WILL HAVE A HIGHER EXERCISE PRICE THAN YOUR ELIGIBLE OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS. YOU MUST CAREFULLY CONSIDER THE EXERCISE PRICE OF YOUR ELIGIBLE OPTIONS AND YOUR EXPECTATIONS OF THE FUTURE VALUE OF THE STOCK BEFORE DECIDING WHETHER TO PARTICIPATE IN THIS OPTION EXCHANGE PROGRAM.

31.	WHAT WILL BE THE VESTING SCHEDULE OF THE NEW OPTIONS?

The new options will be unvested on the new grant date, even if the eligible options for which the new options will be exchanged were partially vested. The new options will vest annually as to 25% of the shares subject to the new options beginning on January 2, 2010, so long as the eligible employee who was granted the new option is then an employee of ISS. By way of example, if you are an eligible employee and hold an eligible option to purchase 2,000 shares that was granted in April 2008 that vested as to 500 shares in April 2009, you would receive a new option for 2,000 shares that is not vested on the new grant date and that vests as to 500 shares on each of January 2, 2010, 2011, 2012 and 2013, so long as you are then an employee of ISS.

32.	WHY ARE THERE ADDITIONAL VESTING REQUIREMENTS ON THE NEW OPTIONS WHEN I HAVE ALREADY HELD MANY OF MY ELIGIBLE OPTIONS THROUGH THE REQUIRED PERIODS?

Two of the principal purposes of our equity program are to align the interests of our employees with those of our shareholders and to promote employee retention. We believe that anything shorter than the proposed new vesting period would not adequately allow us to further these objectives. You should carefully consider the risks of exchanging vested eligible options for unvested new options.

33.	WHAT WILL BE THE TERMS AND CONDITIONS OF THE NEW OPTIONS?

The terms and conditions of the new options will be substantially the same as the eligible options, except that the new options will have a new exercise price, vesting schedule and term. Each new option will expire six years after the new grant date of the new option, subject to earlier termination as provided in the 2005 Plan if your employment with ISS terminates for any reason.

34.	AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF I AGAIN END UP “UNDERWATER”? IS IT LIKELY THAT AN OFFER SIMILAR TO THIS ONE WILL BE MADE IN THE FUTURE?

We are implementing this option exchange program at this time due to the stock market conditions that have affected us as well as many other companies. Therefore, this is intended to be a one-time offer, and we do not currently expect to implement such a program again in the foreseeable future. Because your new options will have a term of six years from the new grant date of the new option, subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your new options is above the trading price of our common stock for some period of time after the new grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

IMPORTANT

If you wish to exchange your eligible options, you must complete and sign the accompanying election to participate form in accordance with its instructions, and deliver it to Gregory R. L. Smith, who is our Chief Financial Officer. You may send documents by fax to (651) 603-7765, by e-mail (via PDF or similar imaged document file) to optionexchange@imagesensing.com, or by mail to Image Sensing Systems, Inc., 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, MN 55104, Attn: Gregory R. L. Smith, Chief Financial Officer.

Please allow sufficient time to ensure that we receive these documents by the deadline of 9:00 p.m., Central Time, on June 22, 2009. If you send your documents by fax, please be sure to retain a confirmation of delivery. You do not need to return your existing stock option agreements to participate in this option exchange program.

THIS OFFER TO EXCHANGE DOES NOT CONSTITUTE AN OFFER TO EXCHANGE WITH OR SELL TO, OR A SOLICITATION OF AN OFFER TO BUY FROM, ANYONE IN ANY COUNTRY OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED. NO ACTION HAS BEEN TAKEN BY ISS THAT WOULD, OR IS INTENDED TO, PERMIT AN OFFER OF THE SECURITIES IN ANY COUNTRY OR JURISDICTION WHERE ANY SUCH ACTION FOR THAT PURPOSE IS REQUIRED. ACCORDINGLY, THE SECURITIES MAY NOT BE EXCHANGED, OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, AND NEITHER THIS OFFER TO EXCHANGE NOR ANY OTHER OFFER TO EXCHANGE, PROSPECTUS, FORM OF APPLICATION, ADVERTISEMENT OR OTHER DOCUMENT OR INFORMATION MAY BE DISTRIBUTED OR PUBLISHED IN ANY COUNTRY OR JURISDICTION EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

ISS HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. ISS HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING ELECTION TO PARTICIPATE. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY ISS.

INTRODUCTION

ISS is offering to the non-executive eligible employees of ISS the right to exchange all outstanding eligible options to purchase shares of our common stock for new options that we will grant under the 2005 Plan to purchase the same number of shares with a new exercise price, vesting schedule and term. Non-employee members of our Board of Directors are not eligible to participate in this option exchange program. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying election to participate.

We expect that grants of new options under this option exchange program will be made on the date of a meeting of the Compensation and Stock Option Committee of our Board of Directors to be held as soon as practicable after expiration of this offer. The offer is scheduled to expire on June 22, 2009 at 9:00 p.m., Central Time, unless the offer is extended. The period beginning on May 22, 2009 and ending upon expiration of the offer is referred to as the “election period.” It is our current intention to hold this meeting of the Compensation and Stock Option Committee on or about June 22, 2009, unless the offer is extended. This option exchange program is not conditioned upon a minimum number of eligible options being elected for exchange; however, you cannot elect to cancel and exchange only a portion of an outstanding unexercised option grant, determined by date. This option exchange program is subject to conditions, which are described in Section 6 of this document.

IN ORDER TO RECEIVE THE NEW OPTIONS, YOU MUST STILL BE ACTIVELY EMPLOYED WITH US ON THE NEW GRANT DATE. IF YOU ARE CURRENTLY CONSIDERED AN “AT-WILL” EMPLOYEE OF ISS, YOUR ELECTION TO PARTICIPATE IN THIS OPTION EXCHANGE PROGRAM DOES NOT IN ANY WAY CHANGE YOUR STATUS OR ASSURE YOU OF CONTINUED EMPLOYMENT WITH ISS.

We are implementing this option exchange program because a number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. As a result, these eligible options no longer provide the same employee incentives as when they were granted. We believe that this option exchange program will provide renewed incentives to our employees and that, for many employees, the exchange will create a better opportunity to potentially obtain value from their eligible options. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their eligible options at their current exercise price, or to exchange those eligible options for new options.

As of April 30, 2009, there were 377,733 shares subject to the options outstanding under the 2005 Plan. Of the outstanding options, options to purchase 172,500 shares are eligible for exchange under this option exchange program. These eligible options have exercise prices ranging from $12.37 to $17.50 per share. All eligible options that we accept in this program will be cancelled. The shares of common stock subject to the eligible options that are cancelled in this option exchange program will be authorized and unissued shares that are reserved for the grant of future awards under the 2005 Plan.

1.	NEW OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of this offer to exchange, we will exchange all eligible options that are properly surrendered and accepted for exchange and that are not validly withdrawn in accordance with Section 4 before the “expiration date” (as defined below) for new options to purchase the same number of shares of common stock under the 2005 Plan.

The new options will be subject to the terms of the 2005 Plan and a new option agreement. All new options granted in this option exchange program will be incentive stock options. The exercise price of the new options granted in this option exchange program will be the greater of $9.00 or the closing sales price of our common stock as reported on The NASDAQ Capital Market on the new grant date.

Vesting

The new options will be completely unvested at the new grant date, even if the eligible options for which the new options will be exchanged were partially vested. The new options will vest annually as to 25% of the shares subject to the option on each of January 2, 2010, 2011, 2012 and 2013, so long as the holder of the new option is an ISS employee on the scheduled vesting date.

Term

Each new option will have a term (an expiration date) of six years, beginning on the new grant date.

Tax Status

As discussed below, the option exchange itself should be treated as a non-taxable exchange under U.S. and Canadian tax law that will have no income tax effects on ISS, our shareholders or our employees.

Election to Participate

Participation in this option exchange program will be voluntary. Eligible employees will have the election period during which to determine whether they wish to participate. The election may be revoked before but not after the end of the election period.

Any eligible employee whose employment with us has been terminated before the new grant date, whether voluntarily or involuntarily, will not be eligible to participate in this option exchange program, irrespective of the effective date of termination. Non-employee members of our Board of Directors are not eligible to participate in this option exchange program.

IF YOU ARE NOT ACTIVELY EMPLOYED BY ISS ON THE NEW GRANT DATE, THEN YOU WILL NOT RECEIVE NEW OPTIONS IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. In such case, your tender will automatically be deemed withdrawn, and you will not participate in this option exchange program. You will retain your eligible options in accordance with their current terms and conditions, and you may be able to exercise them during a limited period of time after your termination of employment in accordance with their terms to the extent that they are vested. If you are currently considered an “at-will” employee, this offer does not change that status, and your employment may be terminated by us or by you at any time, including before the offer expires, for any reason, with or without cause.

If you wish to participate in this option exchange program and you are an eligible employee, you may elect to cancel any of your eligible options. If you elect to cancel an eligible option, it must be cancelled as to all shares that are subject to the particular unexercised option grant. A particular option grant cannot be partially exchanged or cancelled.

The term “expiration date” means 9:00 p.m., Central Time, on June 22, 2009, unless and until we, in our sole discretion, have extended the period of time during which you may elect to participate in this option exchange program, in which event the term “expiration date” refers to the latest time and date on which your right to participate, as so extended, expires. See Section 15 (EXTENSION OF THIS OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT) for a description of our rights to extend, delay, terminate and amend the expiration date.

We will notify you of such action, and extend the expiration date for a period of no fewer than 10 business days after the date of such notice, if we increase or decrease:

•	the amount of consideration offered for the eligible options; or

•

the period in which you may participate in this option exchange program by changing the date on which your right to participate is scheduled to expire to a date not earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15.

For purposes of this option exchange program, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.	PURPOSES OF THIS OPTION EXCHANGE PROGRAM.

We issued the eligible options under the 2005 Plan to provide our eligible employees an opportunity to acquire or increase their ownership stake in ISS, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our eligible employees to continue their employment with us.

Many of these eligible options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent market price of our common stock. We are implementing this option exchange program to provide our eligible employees with the opportunity to own new options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for eligible employees and will maximize the value of our common stock for our current shareholders.

Due to the significant decline of our stock price since approximately mid-2008, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. On May 21, 2009, the closing sales price of our common stock as reported on The NASDAQ Capital Market was $9.00, and the weighted average exercise price of all outstanding options held by our employees was $12.06. As a result, we believe that for many employees, these options are ineffective at providing the incentives and retention value that our Board and the Compensation and Stock Option Committee believe is necessary to motivate and retain our employees.

We are offering this option exchange program to allow our employees to choose whether to keep their eligible options at their current exercise prices, or to cancel those eligible options in exchange for new options to purchase the same number of shares at a new price. Because stock options are a key long-term incentive in our total compensation strategy, this option exchange program is designed to provide our eligible employees with the opportunity to hold options that over time may have a greater potential to increase in value. We hope this option exchange program will create better performance incentives for our eligible employees and increase the value of our common stock for shareholders. However, this cannot be guaranteed in light of the risks of a volatile and unpredictable stock market.

CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THERE IS NO GUARANTEE THAT THE CLOSING SALES PRICE OF OUR COMMON STOCK ON THE NEW GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTIONS) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR ELIGIBLE OPTIONS, OR THAT YOUR NEW OPTIONS WILL INCREASE IN VALUE OVER TIME.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we currently have no agreements (however, we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries that is material to us;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on our board or to change any material term of the employment of any executive officer;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for quotation on an exchange or in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options issued under any of our stock option plans or otherwise) in an amount that is material to us; or

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Neither we nor our Board of Directors makes any recommendation as to whether you should elect to participate in this option exchange program, nor have we authorized any person to make any such recommendation. THIS OFFER DOES NOT CONSTITUTE INVESTMENT ADVICE, NOR SHOULD IT BE CONSTRUED AS SUCH. We urge you to evaluate carefully all of the information in this offer to exchange and to consult your own investment, financial and tax advisors. You must make your own decision whether to elect to participate in this option exchange program.

3.	PROCEDURES FOR ELECTING TO PARTICIPATE IN THIS OPTION EXCHANGE PROGRAM.

PROPER EXCHANGE OF ELIGIBLE OPTIONS. To elect to participate in this option exchange program, you must properly complete, duly execute and deliver to us the election to participate form, or a copy of the same. Our Chief Financial Officer, Gregory R. L. Smith, must receive all of the required documents before the expiration date. You can deliver them by fax to (651) 603-7765, by e-mail (via PDF or similar imaged document file) to optionexchange@imagesensing.com, or by mail to Image Sensing Systems, Inc., 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, MN 55104, Attn:  Gregory R. L. Smith, Chief Financial Officer.

Please allow sufficient time to ensure that we receive these documents on time. If Gregory R. L. Smith does not receive your form by the deadline, then you will not participate in this option exchange program, and all eligible options you currently hold will remain unchanged at their original price and terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE ELECTION TO PARTICIPATE AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. IF YOU DO NOT RECEIVE A CONFIRMATION BY EMAIL OF RECEIPT OF YOUR ELECTION TO PARTICIPATE FORM PROMPTLY AFTER DELIVERY OF THE FORM TO GREGORY R. L. SMITH, PLEASE CONTACT HIM AS DESCRIBED ABOVE.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our sole discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in this option exchange program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all Elections to Participate in this option exchange program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely eligible options submitted to us for exchange that are not validly withdrawn. We also reserve the right to waive any of the conditions of this option exchange program or any defect or irregularity in any election with respect to any particular eligible options or any particular option holder. If we waive a condition with respect to any eligible option or option holder, we will also waive that condition with respect to all other eligible options and option holders. We must satisfy or waive all conditions before the expiration of the offer. No election to participate in this option exchange program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your election to participate in this option exchange program under the procedures described above constitutes your acceptance of the terms and conditions of this option exchange program. OUR ACCEPTANCE FOR CANCELLATION OF THE ELIGIBLE OPTIONS ELECTED FOR EXCHANGE BY YOU UNDER THIS OPTION EXCHANGE PROGRAM WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND CONDITIONS OF THIS OPTION EXCHANGE PROGRAM.

Subject to our rights to extend, terminate and amend this option exchange program, we currently expect that we will accept promptly after the expiration date all properly elected eligible options that have not been validly withdrawn.

4.	WITHDRAWAL RIGHTS.

You may withdraw the eligible options you have elected to exchange only if you comply with the provisions of this Section 4.

You have the right to withdraw the eligible options you have elected to cancel at any time before 9:00 p.m., Central Time, on June 22, 2009. If we extend the time during which you may elect to participate in this option exchange program, you have the right to withdraw these eligible options at any time until the extended period expires. Notwithstanding the above, if we do not accept your eligible options for participation in this option exchange program before July 20, 2009, which is the 40th business day after the commencement of this option exchange program, you may withdraw such eligible options at any time after 12:01 a.m., Eastern Time, on July 20, 2009.

To withdraw eligible options, you must deliver a written notice of withdrawal with the required information included, while you still have the right to withdraw the election to participate. A form of notice of withdrawal accompanies this offer to exchange. The notice of withdrawal must include your name, the grant date, exercise price and total number of shares included in each option to be withdrawn. You can send it by mail to Image Sensing Systems, Inc., 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, MN 55104, Attn:  Gregory R. L. Smith, Chief Financial Officer, in person, via interoffice mail to Gregory R. L. Smith, by facsimile at (651) 603-7765, or by e-mail (via PDF or similar imaged document file) to optionexchange@imagesensing.com.

You may not rescind any withdrawal, and any eligible options you withdraw will thereafter be deemed not properly elected for participation in this option exchange program, unless you properly re-elect those eligible options before the expiration date by following the procedures described in Section 3 (PROCEDURES FOR ELECTING TO PARTICIPATE IN THIS OPTION EXCHANGE PROGRAM).

Neither ISS nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Our determination of these matters will be final and binding.

5.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this offer to exchange and as promptly as practicable after the expiration date, we will accept for exchange and cancel eligible options properly elected for exchange and not validly withdrawn before the expiration date pursuant to Section 4 (WITHDRAWAL RIGHTS) of this offer to exchange. If your eligible options are properly surrendered for exchange on or before June 22, 2009 and accepted for exchange, you will be granted new options on the new grant date, which is the date that will be determined by the Compensation and Stock Option Committee of the Board of Directors and which is expected to be on or about June 22, 2009. If we extend the date by which we must accept and cancel eligible options properly surrendered for exchange, you will be granted new options on the date of a meeting of the Compensation and Stock Option Committee of the Board of Directors held after the extended date. The date the eligible options are cancelled will be the same as the date on which the new options are granted.

The method for determining the number of shares subject to new options and the terms of such new options that you may be granted under this option exchange program are set forth and described in Section 1 (NEW OPTIONS; EXPIRATION DATE).

For purposes of this option exchange program, we will be deemed to have accepted for exchange eligible options that are validly elected for exchange and not properly withdrawn as, if and when we give notice to the option holders of our acceptance for exchange of such eligible options. Subject to our rights to extend, terminate and amend the expiration date, we currently expect that you will receive a confirmation by e-mail of our acceptance for exchange of such options promptly after our receipt of your election to participate in this option exchange program. Your new option agreement will be provided to you shortly after the new grant date.

6.	CONDITIONS OF THIS OPTION EXCHANGE PROGRAM.

Notwithstanding any other provision of this option exchange program, we will not be required to accept any eligible options submitted to us for cancellation and exchange, and we may terminate or amend this offer or this option exchange program, or postpone our acceptance and cancellation of any eligible options submitted to us for cancellation and exchange, in each case, subject to certain limitations, if at any time on or after May 22, 2009 and before the expiration of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, we have determined before the expiration of this offer that the occurrence of such event or events makes it inadvisable for us to proceed with this option exchange program or to accept and cancel options submitted to us for exchange:

(1)

any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this option exchange program, the acquisition of some or all of the eligible options submitted to us for exchange under this option exchange program, the issuance of new options, or otherwise relates in any manner to this option exchange program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of ISS or our subsidiaries;

(2)

any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to this offer, this option exchange program or ISS or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•

make it illegal for us to accept some or all of the eligible options for exchange and cancellation or to issue the new options for some or all of the eligible options submitted to us for cancellation and exchange or otherwise restrict or prohibit completion of this option exchange program or this offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the eligible options elected for exchange; or

•

materially and adversely affect the business, condition (financial or other), income, operations or prospects of ISS or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(3)	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or abroad;

•

the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad, whether or not mandatory, or any events that, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States or abroad;

•

the commencement or escalation of a war, armed hostilities or other international or national crisis, including acts of terrorism, directly or indirectly involving the United States or any of its territories, which could reasonably be expected to materially or adversely affect or delay the completion of this offer or this option exchange program;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•

any significant change in the market price of our shares of common stock or any negative change in the general political, market, economic or financial conditions in the United States or abroad, that has or is reasonably likely to have (in our reasonable judgment) a material adverse effect on the business, condition (financial or other), income, operations or prospects of ISS or our subsidiaries or the trading volume and/or price of the shares of our common stock;

•	in the case of any of the foregoing existing at the time of the commencement of this option exchange program, a material acceleration or worsening thereof; or

•

any decline in either The NASDAQ Capital Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 22, 2009;

(4)

there has occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 11 of this offer);

(5)

a tender offer or exchange offer for any or all of the shares of our common stock (other than this offer), or any merger, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or entity other than us or our subsidiaries;

(6)	one or more of the following has occurred:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before May 22, 2009);

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before May 22, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock and such acquisition is required to be reported on a Schedule 13D; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(7)

any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 2 of this offer for a description of the contemplated benefits of the offer to us);

(8)

any negative change or changes occur in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of ISS or our subsidiaries that has or is reasonably likely to have (in our reasonable judgment) a material adverse effect on the business, condition (financial or other), operations or prospects of ISS or our subsidiaries; or

(9)

we determine that there is a reasonable likelihood that the completion of this offer or this option exchange program may cause our shares to be delisted from The NASDAQ Capital Market or cause us to no longer be subject to the periodic reporting requirements of the Exchange Act.

The conditions to this option exchange program are for our benefit. We may assert them in our sole discretion before the expiration date regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time before the expiration date, whether or not we waive any other condition to this option exchange program. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.

7.	PRICE RANGE OF COMMON STOCK SUBJECT TO THE OPTIONS.

There is no market for options to purchase our common stock. Our common stock is quoted on The NASDAQ Capital Market under the symbol “ISNS.” The following table presents the high and low trading prices per share of our common stock for the periods indicated, as reported by The NASDAQ Capital Market:

	2009				2008		2007
Quarter	High		Low		High	Low	High	Low

First	$11.41		$6.40		$17.50	$12.08	$18.90	$13.70
Second	10.25	*	8.01	*	16.40	11.37	19.70	14.86
Third	−		−		15.12	10.71	16.74	11.56
Fourth	−		−		12.00	6.12	18.54	11.65

________________

*	Through May 21, 2009.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO PARTICIPATE IN THIS OPTION EXCHANGE PROGRAM.

8.	SOURCE AND AMOUNT OF CONSIDERATION.

We will issue new options to purchase common stock under the 2005 Plan in exchange for outstanding eligible options under the 2005 Plan properly elected and accepted for exchange by us. The number of shares subject to new options that will be granted for each share subject to a cancelled option and the terms of those new options are described in Section 1 (NEW OPTIONS; EXPIRATION DATE). We will issue a new stock option agreement to each option holder who receives a new option on the new grant date. Assuming that all of the eligible employees as of May 22, 2009 remain as eligible employees throughout the election period and until you are granted the new options on the new grant date and all of such eligible employees exchange all of their eligible options for new options, new options to purchase a total of 172,500 shares will be granted under this option exchange program.

The terms and conditions of the eligible options under the 2005 Plan are set forth in the 2005 Plan and the stock option agreements issued in connection with such grants. The terms and conditions of the 2005 Plan are summarized in the applicable prospectus prepared by us and previously distributed to you. The terms and conditions of the new options under the 2005 Plan are set forth in the 2005 Plan and the stock option agreements that will be issued in connection with such grants. YOU MAY OBTAIN COPIES OF THE PROSPECTUS AND THE 2005 PLAN AND THE FORMS OF THE STOCK OPTION AGREEMENTS THEREUNDER AS INDICATED BELOW.

IMPORTANT NOTE: THE STATEMENTS IN THIS OFFER TO EXCHANGE CONCERNING THE 2005 PLAN AND THE ELIGIBLE OPTIONS AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 2005 PLAN AND THE FORMS OF STOCK OPTION AGREEMENTS UNDER THE 2005 PLAN.

PLEASE CONTACT GREGORY R. L. SMITH, OUR CHIEF FINANCIAL OFFICER, AT OPTIONEXCHANGE@IMAGESENSING.COM, OR VIA FAX AT (651) 603-7765, TO RECEIVE A COPY OF THE 2005 PLAN AND THE PROSPECTUS AND FORMS OF STOCK OPTION AGREEMENTS APPLICABLE TO THE 2005 PLAN. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

9.	INFORMATION CONCERNING ISS; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION.

OVERVIEW

We are the leading provider of software-based computer enabled detection, or CED, products and solutions for the intelligent transportation systems, or ITS, industry. Our family of products, which we market as Autoscope® and RTMS®, provides end users with the tools needed to optimize traffic flow, enhance driver safety, regulate air quality and address emerging security/surveillance concerns. Our technology analyzes signals from sophisticated sensors and transmits the information to management systems and controllers or directly to users.

CED is a process in which software rather than humans examines outputs from various types of sophisticated sensors to determine what is happening in a field of view. In the ITS industry, CED is a critical component of managing congestion and traffic flow. In many markets, it is not possible to build roads, bridges and highways quickly enough to accommodate increasing automobile ownership. For example, in 2007 there were approximately 3.0 million vehicles in Moscow, and the number of vehicles is expected to increase by 50% to 4.5 million vehicles by 2012. In China, 7.0 million vehicles were introduced in 2006, with this figure increasing by 133% to 16.3 million additional vehicles expected in 2014. We believe this growing use of vehicles worldwide will make CED-based ITS solutions increasingly necessary to complement existing and new roadway infrastructure to manage traffic flow and optimize throughput.

We believe our CED solutions are technically superior to those of our competitors because they have a higher level of accuracy, limit the occurrence of false detection, are generally easier to install with lower costs of ownership, work effectively in a multitude of light and weather conditions, and provide end users the ability to manage inputs from a variety of sensors for a number of tasks. It is our view that the technical advantages of our products make our solutions ideally suited for use in ITS as well as adjacent markets. We believe that the market for CED is increasingly favoring converged solutions that include ITS, security/surveillance and environmental management, which we expect to increase demand for CED products such as ours.

We believe the strength of our distribution channels positions us to increase the penetration of our technology-driven solutions in the marketplace. We market our Autoscope products in North America, the Caribbean and Latin America through an exclusive agreement with Econolite Control Products, Inc., or Econolite, which we believe is the leading distributor of ITS intersection control products in North America and the Caribbean. We market our Autoscope products outside of North America, the Caribbean and Latin America and our RTMS products through a combination of distribution and direct sales channels, including our wholly-owned subsidiaries in Hong Kong, Poland and the United Kingdom. Our end users primarily include governmental agencies and municipalities, and, as of December 31, 2008, we had sold over 90,000 instances in more than 60 countries.

In December 2007, we completed our purchase of certain assets of EIS Electronic Integrated Systems, Inc., or EIS. EIS was a leading provider of radar-based detection solutions. In addition to the increased scale we gained through the EIS asset purchase, the addition of EIS’ RTMS radar products enables us to provide a wider array of CED products to our end users and support the introduction of hybrid product offerings to help drive market demand. We operate the EIS asset purchase business through ISS Image Sensing Systems Canada Ltd., our wholly-owned subsidiary in Toronto, Ontario, Canada.

The address of our principal executive offices is 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, MN 55104, and our telephone number is (651) 603-7700.

Additional information about ISS is available from the documents described in Section 17 (ADDITIONAL INFORMATION) of this offer to exchange. The financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 are incorporated herein by reference. Copies of these reports are available from us upon request and at our website at www.imagesensing.com. They are also available to the public on the website of the Securities and Exchange Commission at www.sec.gov.

SELECTED FINANCIAL DATA

We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, both of which are incorporated herein by reference. The selected consolidated statements of income data for the fiscal years ended December 31, 2008 and 2007 and the selected consolidated balance sheet data as of December 31, 2008 and 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2008. The selected consolidated statements of income data for the three months ended March 31, 2009 and 2008 and the selected consolidated balance sheet data as of March 31, 2009 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

	Fiscal Years Ended December 31,		Three Months Ended March 31,
	2008	2007	2009	2008
			(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Income Data:
Revenue:
International sales	$7,455	$4,067	$1,182	$1,355
North American sales	5,689	269	1,312	1,625
Royalties	13,321	10,747	2,296	2,892
Total revenue	26,465	15,083	4,790	5,872
Cost of revenue:
International sales	2,805	1,927	394	608
North American sales	2,107	60	373	594
Total cost of revenue	4,912	1,987	767	1,202
Gross profit	21,553	13,096	4,023	4,670
Operating expenses:
Selling, marketing and product support	6,680	3,463	1,630	1,333
General and administrative	4,069	2,653	975	888
Research and development	2,908	2,299	811	701
Amortization of intangible assets	768	51	192	192
In-process research and development	—	4,500	—	—
	14,425	12,966	3,608	3,114
Income from operations	7,128	130	415	1,556
Other income (expense), net	43	543	(12)	41
Income before income taxes	7,171	673	403	1,597
Income tax expense (benefit)	2,207	(199)	142	541
Net income	$4,964	$872	$261	$1,056
Net income per share:
Basic	$1.26	$0.23	$0.07	$0.27
Diluted	1.24	0.22	0.06	0.26
Weighted average number of common shares outstanding:
Basic	3,943	3,789	3,985	3,928
Diluted	4,001	3,881	4,055	4,026

	At December 31,		At March 31,
	2008	2007	2009
	(in thousands)
Consolidated Balance Sheet Data:
Total assets	$36,108	$30,388	$30,702
Bank debt	3,750	5,000	—
Total shareholders’ equity	28,530	23,225	28,449

FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION

In addition to the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 26, 2009 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the Securities and Exchange Commission on May 14, 2009, you should carefully consider the risks and uncertainties described below and the other information in this offer to exchange before deciding whether to participate in this option exchange program. Copies of these reports are available from us upon request or at our website at www.imagesensing.com. They are also available to the public on the website of the Securities and Exchange Commission at www.sec.gov.

The value of our common stock fluctuates significantly, which could result in an exercise price for your new options that is the same as or greater than your eligible options.

Our common stock is thinly traded, with 3,628,983 shares of our 3,985,219 outstanding shares held by non-affiliates as of April 30, 2009. Based on the trading history of our common stock and the nature of the market for publicly-traded securities of companies in evolving high-tech industries, we believe there are several factors that have caused and are likely to continue to cause the market price of our common stock to fluctuate substantially. The fluctuations may occur on a day-to-day basis or over a longer period of time. Factors that may cause fluctuations in our stock price include announcements of large orders obtained by us or our competitors, substantial cutbacks in government funding of highway projects or of the potential availability of alternative technologies for use in traffic control and safety, quarterly fluctuation in our financial results or the financial results of our competitors, consolidation among our competitors, fluctuations in stock market prices and volumes, and the volatility of the stock market. Consequently, the exercise price of the new options received under this option exchange program may be greater than the exercise price of your eligible options.

If you are not actively employed by ISS on the new grant date, you will not receive a new option.

In order to receive new options in exchange for your eligible options, you must be actively employed by ISS on the new grant date. If you elect to participate in this option exchange program and are no longer actively employed by ISS on the new grant date, you will not receive new options. In such event, your tender will automatically be deemed withdrawn, and you will not participate in this option exchange program. You will retain your eligible options in accordance with their current terms and conditions, and you may be able to exercise them during a limited period of time after your termination of employment in accordance with their terms to the extent that they are vested.

If ISS is acquired by or merges with another company, your eligible options might be worth more than the new options that you receive in exchange for them.

If we merge or consolidate with or are acquired by another entity before the expiration of the offer, you may choose to withdraw any eligible options that you tendered for exchange, and your eligible options will be treated in accordance with the 2005 Plan and your option agreement. Further, if ISS is acquired before the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no new options in exchange for them. If ISS is acquired before the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the exercise price or number of shares that will be subject to the new options.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible employees who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their eligible options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the new grant date means that the tender of your eligible options will not be accepted, you will keep your eligible options in accordance with their original terms, and you will not receive any new options.

If we are acquired after your eligible options have been accepted, cancelled and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement, the 2005 Plan and your new stock option agreement.

TAX TREATMENT OF NEW OPTIONS. Options to be granted under this option exchange program will be intended to be qualified as incentive stock options under the U.S. Internal Revenue Code of 1986, as amended (the “Code’), regardless of whether the eligible options tendered for exchange are incentive stock options or nonstatutory stock options. If you are a citizen or resident of the United States, no taxable income is recognized by an optionee upon the grant of an incentive stock option. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. The tax consequence to the holder of an incentive stock option upon a disposition of shares acquired through the exercise of the incentive stock option will depend on how long the shares have been held. If the stock is sold after two years from the date of grant and one year from the date of exercise, the holder will recognize long-term capital gain upon the sale. If the holder does not satisfy these holding requirements and the holder sells or disposes of the shares acquired upon exercise of an incentive stock option, then the overall gain or loss on such sale or disposition would be divided into compensation and capital elements. The overall gain or loss is an amount equal to the difference between the sale price of the shares and the exercise price. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired upon exercise of an incentive stock option, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied. Under the 2005 Plan, the Compensation and Stock Option Committee may permit participants receiving or exercising incentive stock options, subject to the discretion of such Committee and upon such terms and conditions as it may impose, to deliver shares of our common stock (either shares received upon the exercise of the shares previously owned by the holder of the option) to us to satisfy federal and state income tax obligations.

If you are a tax resident of a country other than the United States, the tax consequences of participating in this option exchange program may be different for you. Please be sure to read Section 14 of this offer to exchange and Appendix A, which discuss the potential tax consequences in the foreign country in which you are subject to tax.

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE ELIGIBLE OPTIONS.

The names and ages of the members of the Board of Directors and executive officers of ISS and their positions and offices as of March 31, 2009 are set forth below:

NAME	AGE	POSITION(S) WITH THE COMPANY	DIRECTOR SINCE
Kenneth R. Aubrey	60	Director, President and Chief Executive Officer	2007
James W. Bracke	61	Director	2009
Michael G. Eleftheriou	64	Director	2002
Panos G. Michalopoulos	60	Director	1984
James Murdakes	76	Director	1994
Sven A. Wehrwein	58	Director	2006
Dan Manor	64	Managing Director, ISS Image Sensing Systems Canada Ltd.	–
Gregory R. L. Smith	42	Chief Financial Officer and Treasurer	–

The address of each member of our Board of Directors and each executive officer is c/o Image Sensing Systems, Inc., 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104.

None of the Company’s non-employee directors is eligible to participate in this option exchange program. The following table sets forth information with respect to the beneficial ownership of our common stock by our directors and executive officers as of March 31, 2009:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding(1)
Kenneth R. Aubrey	29,500	(2)	*
Dan Manor	119,234	(3)	3.0%
Gregory R. L. Smith	13,750	(2)	*
James W. Bracke	—		*
Michael G. Eleftheriou	34,000	(2)	*
Panos G. Michalopoulos	344,298	(2)(4)	8.5%
James Murdakes	47,900	(2)	1.2%
Sven A. Wehrwein	16,000	(2)	*
All directors and executive officers as a group (8 persons)	604,682	(2)(3)(4)	14.6%

____________________

*	Less than 1%.

(1)	Based on 3,985,219 shares outstanding as of March 31, 2009.

(2)

Includes shares issuable pursuant to options exercisable currently or within 60 days after March 26, 2009: for Mr. Aubrey, 29,500 shares; for Mr. Smith, 13,750 shares; for Mr. Eleftheriou, 34,000 shares; for Dr. Michalopoulos, 50,000 shares; for Mr. Murdakes, 18,000 shares; for Mr. Wehrwein, 16,000 shares; and for all directors and executive officers as a group, 161,250 shares.

(3)	Consists of 83,906 shares held by The Ridgewood Seven Holding Corp. and 35,328 shares held by Mendon Faydan, Inc., both of which are controlled by Mr. Manor.

(4)	Includes 294,298 shares held by Transatlantic Emporium & Technology Exchange LLC, a company controlled by Dr. Michalopoulos.

As of April 30, 2009, our executive officers and directors as a group beneficially owned outstanding options to purchase a total of 161,250 shares of our common stock. That number represented approximately 43% of the shares subject to all options outstanding as of that date.

On May 20, 2009, and as part of ISS’ compensation program for its non-employee directors, ISS granted options to purchase 4,000 shares to each of Mr. Eleftheriou, Mr. Michalopoulos, Mr. Murdakes and Mr. Wehrwein. The options were granted under the 2005 Plan, and their exercise price is $9.00 per share, which is equal to the fair market value of ISS’ common stock on the date of grant. Other than these grants, and other than any transactions in our securities in the ordinary course under our 2005 Plan and 1995 Long Term Incentive and Stock Option Plan with persons who are neither executive officers nor directors of ISS, neither ISS nor, to the best of our knowledge, our executive officers, directors or affiliates, have effected transactions in options to purchase our common stock or in shares of our common stock during the 60 days before May 22, 2009.

11.	STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THIS OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THIS OPTION EXCHANGE PROGRAM.

Eligible options that we acquire through the offer will be cancelled, and the shares of common stock subject to the eligible options will be authorized and unissued shares that are reserved for the grant of future awards under the 2005 Plan.

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R”) for our share-based compensation plans. Under SFAS No. 123(R), to the extent the fair value of each new option granted under this option exchange program exceeds the fair value of the eligible option surrendered, such excess is considered incremental compensation. This excess, in addition to any remaining unrecognized expense for the eligible options surrendered in exchange for new options, will be recognized by Image Sensing Systems as a non-cash operating expense in accordance with the requirements of SFAS No. 123(R). Assuming an exercise price $9.00 per share for the new options, and that all eligible employees participate in the proposed option exchange program as to all eligible options, we estimate that this option exchange program would not result in any additional operating expense in 2009 or in 2010 and would result in additional operating expense of $50,000 in 2011, $150,000 in 2012 and $100,000 in 2013. If any award of new options is forfeited before it vests due to termination of an employee’s service, the operating expense related to the forfeited new options will not be recognized.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options as contemplated by this option exchange program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of eligible options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this option exchange program to accept eligible options elected for exchange is subject to conditions, including the conditions described in Section 6 (CONDITIONS OF THIS OPTION EXCHANGE PROGRAM).

13.	MATERIAL U.S. TAX CONSEQUENCES.

The following is a general summary of the material U.S. tax consequences of the exchange of eligible options under this option exchange program for those employees subject to U.S. federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

This discussion is based on the Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this offer to exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change, and the federal, state and local tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances.

If you exchange your eligible options for new options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange. With regard to the new options, the tax aspects of the options will be the same as for any other grant of an incentive stock option. If you do not participate in this option exchange program, we do not believe that any of the terms of your eligible options will change. However, it is possible that the Internal Revenue Service (“IRS”) could decide that your right to exchange your eligible options that are incentive stock options under the offer to exchange is a “modification” of your incentive stock options, even though you will not have exchanged the options. A successful assertion by the IRS that an option is modified could extend the option’s holding period to qualify for favorable tax treatment and cause all or a portion of the incentive stock option to be treated as a nonqualified stock option.

New options granted under this option exchange program will be intended to be incentive stock options satisfying the requirements of Section 422 of the Code. The federal income tax treatment for incentive stock options is as follows:

•

An optionee will not recognize any income at the time he or she is granted incentive stock options, assuming that the options are not actively traded on an established market and the fair market value of the options cannot be measured with reasonable accuracy at the time of grant. Upon exercise of an incentive stock option, the optionee will generally not recognize any income for U.S. federal income tax purposes. Upon sale of the shares acquired upon the exercise of an incentive stock option, if the sale occurs after two years from the date of grant and one year from the date of exercise, the optionee will recognize long-term capital gain upon the sale. If the optionee does not satisfy these holding requirements and the optionee sells or disposes of the shares acquired upon exercise of an incentive stock option, then the overall gain or loss on such sale or disposition would be divided into compensation and capital elements. The overall gain or loss is an amount equal to the difference between the sale price of the shares and the exercise price.

•

In general, there are no federal tax consequences to ISS upon the grant, termination or exercise of an incentive stock option or the sale or disposition of the shares acquired upon exercise of an incentive stock option.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX AND FINANCIAL ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OPTION EXCHANGE PROGRAM IN YOUR PARTICULAR CIRCUMSTANCES.

14.	MATERIAL INCOME TAX CONSEQUENCES AND CERTAIN OTHER CONSIDERATIONS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES.

Set forth in Appendix A (“Guide to International Issues”) are summaries of the material tax consequences of the exchange of eligible options under this option exchange program for those employees subject to tax in Canada and Poland. The summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in the summary may not be applicable to you. The summary may also include other country specific requirements that may affect your participation in this option exchange program.

If you are subject to the tax laws in more than one country, you should be aware that there may be other tax and social insurance consequences in more than one country that may apply to you.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR OTHER LEGAL ADVISOR TO DISCUSS THE TAX, SOCIAL INSURANCE AND OTHER CONSEQUENCES OF PARTICIPATING IN THIS OPTION EXCHANGE PROGRAM IN YOUR PARTICULAR CIRCUMSTANCES.

15.	EXTENSION OF THIS OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 (CONDITIONS OF THIS OPTION EXCHANGE PROGRAM) has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any eligible options by giving oral, written or electronic notice of such extension to the option holders.

We also expressly reserve the right, in our reasonable judgment, before the expiration date, to terminate or amend this option exchange program and to postpone our acceptance and cancellation of any eligible options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the eligible options elected for exchange promptly after termination or withdrawal of this option exchange program. If this offer is terminated or withdrawn, any eligible options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this offer will be treated as if no offer to exchange was ever made.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this option exchange program in any respect or to terminate it altogether.

Amendments to this option exchange program may be made at any time and from time to time. In the case of an extension of the election period, the amendment must be issued no later than 8:00 a.m., Central Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of this option exchange program will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this option exchange program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

If we materially change the terms of this option exchange program or the information concerning this option exchange program, or if we waive a material condition of this option exchange program, we will extend the expiration date. The amount of time by which we will extend the expiration date after a material change in the terms of this option exchange program or information concerning this option exchange program will depend on the facts and circumstances, including the relative materiality of such terms or information. If any term of this offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendment in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend this offer’s period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change. We will promptly notify you of such action, and we will extend the deadline to participate in this option exchange program for a period of no fewer than 10 business days after the date of such notice if we increase or decrease:

•	the amount of consideration offered for the exchanged eligible options;

•

the number of eligible options eligible to be elected for exchange in this option exchange program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the eligible options that are subject to this option exchange program immediately before the increase; or

•

the period in which you may participate in this option exchange program, provided that the date on which your right to participate is scheduled to expire will not be changed to a date earlier than the 10th business day from, and including, the date that notice of such increase or decrease is first published, sent or given as specified in this Section 15.

As a reminder, if a particular eligible option expires after commencement, but before cancellation under this option exchange program, that particular eligible option is not eligible for exchange. Therefore, if we extend this offer for any reason and if a particular eligible option that was tendered before the originally scheduled expiration of this offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

16.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange eligible options under this option exchange program.

17.	ADDITIONAL INFORMATION.

With respect to the offer, we have filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this offer to exchange, any online information and any paper materials provided upon request, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your eligible options in this option exchange program.

We are subject to the informational filing requirements of the Exchange Act and are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. We recommend that you review the following materials, which we have filed with, or furnished to, the SEC, before making a decision on whether to participate in this option exchange program:

•	our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 26, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 14, 2009;

•	the definitive proxy statement relating to our 2009 Annual Meeting of Shareholders filed with the SEC on April 27, 2009;

•

the description of our common stock included in our Registration Statement on Form S-1 which was filed with the SEC on May 12, 2008, including any amendments or reports we file for the purpose of updating that description; and

•	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this offer to exchange and before the termination of this offering.

The SEC file number for all of these filings is 0-26056. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the Public Reference Room maintained by the SEC located in its offices at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of all or any part of these documents from that office upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. These filings are also available to the public on the website of the SEC at www.sec.gov or on our website under the “Investor Relations” tab at www.imagesensing.com.

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Gregory R. L. Smith

Chief Financial Officer

Image Sensing Systems, Inc.

500 Spruce Tree Centre

1600 University Avenue West

St. Paul, MN 55104

You may also make a request by telephone to at Mr. Smith at (651) 603-7700 between the hours of 9:00 a.m., and 5:00 p.m., Central Time, Monday through Friday, except federal holidays.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about ISS should be read together with the information contained in the documents to which we have referred you.

18.	FORWARD-LOOKING STATEMENTS.

This offer to exchange and information incorporated by reference into this offer to exchange contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements represent our expectations or beliefs concerning future events and can be identified by the use of forward-looking words such as “believes,” “may,” “will,” “should,” “intends,” “plans,” “estimates,” or “anticipates” or other comparable terminology. Forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. Some factors that might cause these differences include the risk factors included in and incorporated by reference into this offer to exchange. Although we have attempted to list these factors comprehensively, we wish to caution investors that other factors may prove to be important in the future and may affect our operating results. New factors may emerge from time to time, and it is not possible to predict all of these factors, nor can we assess the affect each factor or combination of factors may have on our business.

We further caution you not to unduly rely on any forward-looking statements, because they reflect our views only as of the date the statements were made. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Image Sensing Systems, Inc.	May 22, 2009

APPENDIX A

GUIDE TO INTERNATIONAL ISSUES

CANADA

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of new options pursuant to the offer to exchange for eligible employees subject to tax in Canada. This discussion is based on the law in effect in Canada as of January 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

Tax Information1

Option Exchange

Although the tax treatment as a result of the exchange of eligible options for the new options is uncertain, you likely will not be subject to tax on the exchange.

Grant of New Options

You likely will not be subject to tax when the new options are granted to you.

Exercise of New Options

Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the new options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of the spread is subject to tax; that is, you can permanently exclude one-half of the spread from the taxable amount. You will be subject to tax on the remaining one-half of the spread at your applicable marginal income tax rate.

In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (that is, the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise of the new options.

You can defer the tax on the spread at exercise only on the first C$100,000 worth of eligible options that vest in any one year. For the purpose of calculating this limit, the value of an eligible option equals the fair market value of the shares subject to the eligible options at the time the eligible options were granted.

Regardless of whether the deferral applies, you will be subject to pension plan contributions on the taxable amount at exercise (that is, one-half of the spread) to the extent that you have not already exceeded your annual contribution ceiling.

______________________

1 Please note that this discussion only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the offer to exchange under provincial tax laws.

Sale of Shares

When you sell the shares acquired upon exercise of your new options, you will be subject to capital gains tax. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (that is, the fair market value of the shares on the date of exercise less any brokerage fees). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of Image Sensing Systems, Inc. which you have acquired from the exercise of other eligible options or outside of the 2005 Plan, your adjusted cost base may be different from described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of new options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly advised to seek advice from a tax professional in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the spread recognized at exercise of your new options or the gain from the sale of your new options, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit to the Canada Revenue Agency (“CRA”). A copy of the T4 form containing this information will be delivered to you before to the last day of February in the year following the year in which you exercise or sell your new options.

You must notify your employer immediately upon exercise of your new options if you intend to defer any tax due at exercise (as described above), so that your employer does not withhold income tax on that amount. You must use the “Canadian Election to Defer Payment of Tax on Stock Options” form to notify your employer. In addition, for every year you have a balance of deferred stock eligible option income outstanding, you must file a Form T1212 with the CRA, together with your annual tax return.

Your employer will also withhold pension plan contributions on the taxable amount at exercise to the extent you have not already exceeded the applicable contribution ceiling. The taxable amount at exercise for purposes of pension plan contributions is the difference between the fair market value of the shares on the date of exercise and the exercise price less the one-half exempt amount.

If your actual tax liability is greater than the amount withheld, it is your responsibility to pay any additional tax and to report and pay any taxes resulting from the sale of shares.

Poland

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of new options pursuant to the offer to exchange for eligible employees subject to tax in Poland. This discussion is based on the law in effect in Poland as of January 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired upon exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Poland apply to your specific situation.

Tax Information

Option Exchange

Although the tax treatment is uncertain, you likely will not be subject to tax as a result of the exchange of eligible options for the new options.

Grant of New Options

You likely will not be subject to tax when the new options are granted to you.

Exercise of New Options

Generally, when you exercise your new options, you should not be subject to tax, provided that newly-issued shares are used to settle the option exercise. This tax treatment should apply to your new options, although you should confirm this with your personal tax advisor.

Sale of Shares

When you sell the shares acquired at exercise of your new options, you will be subject to income tax, and the taxable amount likely will be the difference between the sale price and the exercise price.

Withholding and Reporting

Your employer is not required to withhold and report income tax when you exercise or sell your new options. It is your responsibility to report and pay any taxes as a result of the income received from your new options.